Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minefinders Corporation Ltd,

We consent to the use of our report dated March 5, 2008, with respect to the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2007 of Minefinders Corporation Ltd. incorporated by reference in this Amendment No. 1 to the Registration Statement on Form F-10 (File No. 333-170839) and to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada
December 9, 2010